Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of PECO II, Inc. of our report dated March 3, 2006, relating to the consolidated financial statements of PECO II, Inc. as of December 31, 2005, and for the year ended December 31, 2005, which appear in the Annual Report on Form 10-K of PECO II, Inc. for the year ended December 31, 2005 and to reference us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Battelle & Battelle LLP

Dayton, Ohio April 7, 2006